EXHIBIT 99.3


             Remarks of Michael S. Geltzeiler, Senior Vice President
                and Chief Financial Officer, The Reader's Digest
                Association, Inc., made to investors and analysts
                                 August 4, 2005

Thanks, Tom.


I will briefly review our cash flow performance and debt position, the status of our share repurchase plan, and provide some supplemental guidance on our 2006 outlook.

The company generated $23 million in free cash flow this quarter,
compared with $15 million in this quarter last year.   The
improvement was attributed primarily to higher operating results.

Fiscal 2005 was a very successful year for the company in terms of reducing leverage, improving our capital structure and
increasing shareholder value.   Noteworthy achievements include:
(1) generating another year of strong free cash flows, (2) the successful execution of a plan to monetize non-productive assets,
(3) the refinancing of our debt which resulted in more flexible covenants and significantly lower interest rates, (4) the doubling of our dividend and (5) the initiation of a share repurchase program.

For the year, the company generated a total of $187 million of cash flow from operations and asset sales. This included $42 million of proceeds from the sale and partial leaseback of our Pleasantville headquarters, after netting capital costs necessary to restack the facility.

The company utilized this cash flow to pay down $162 million of debt over the past twelve months. Total debt at June 30th was
$559 million, with cash on-hand totaling $38 million.   Applying
the definitions in our bank agreement, debt at June 30th fell to
around 2.3 times EBITDA.   This will reduce our cost of borrowing
to LIBOR + 1 percent, beginning later this quarter. As recently as four months ago, our variable borrowing rate was as high as LIBOR + 3 percent.

We are providing guidance that free cash flow will approximate $130 to $140 million in Fiscal 2006. This is below the $144 million generated in Fiscal 2005, but this figure included $23 million in proceeds from asset sales, beyond the sale-leaseback proceeds. Free cash flow from operations is expected to exceed the 2005 level. Free cash flow for 2006 remains considerably above our net income estimates, as we will continue to incur capital expenditures below our depreciation and amortization levels and cash tax payments below our book tax levels.

The company has repurchased over 400 thousand shares at a cost of $7 million under the $100 million share repurchase program announced in April 2005. We expect to complete the program over the next two years.

As Tom mentioned earlier, we are guiding that 2006 EPS will range between $0.90 and $1.00 per share. I thought it would be helpful to comment on a few factors that will assist investors in bridging between 2005 results and 2006 guidance.

The 2005 results include two operating anomalies. The first is the deferred promotion issue. At June 30th, we have completed the write-down of the previously capitalized deferred magazine
promotion asset balance.   The impact on Fiscal 2005 was $77
million or $0.50 per share. Second, fiscal 2005 results included a $129 million or $1.32 per share non-cash charge to reduce the carrying amount of Books Are Fun goodwill.

Excluding these items, we expect operating profits to grow mid-teens in 2006. This growth is inclusive of the following additional factors:

  1. Several of the intangibles related to the Reiman acquisition are now fully amortized. We expect amortization of Reiman intangibles to be reduced by nearly $21 million in Fiscal
        2006.

  2. We are excited about some of the large new, scaleable growth initiatives we will be pursuing in Fiscal 2006. We expect the three large initiatives of Every Day with Rachael Ray, Taste of Home Entertaining and geographic expansion to reduce operating profits by nearly $10 million. We also expect to make additional smaller investments in aggregate of $10 million resulting in total investments for 2006 of approximately $20 million.

  3. Our US pension plan remains significantly over-funded and will continue to generate pension income for the organization. However, our actuaries have advised us that US pension income will be approximately $8 million in Fiscal 2006, which is $6 million lower than Fiscal 2005. Adoption of a more current and conservative mortality table is a primary contributor to the lower pension income. This variance is non-cash in nature and will be reflected in the Corporate unallocated expense category.

  4. For Fiscal 2006, we will begin to expense stock options in our profit and loss statement. We estimate this expense at $8 million or $(0.05) per share. This expense will
        also be reported in Corporate unallocated.   Had we
        expensed stock options in Fiscal 2005, we would have reported an additional expense of $10 million or $(0.06) per share.

  5. The company will benefit from a full year effect of lower facility costs attributed to the sale and partial leaseback of our Westchester headquarters facility.
        However, the year over year benefit will only range between one and two million, given our Fiscal 2005 recovery of nearly $2 million in past property tax assessments.

Lastly, we are guiding that Other Income and Expense, net for 2006 will approximate 2005's reported figure. We see the benefit of lower interest expense and finance fee amortization in 2006 being offset by the absence of last year's gains on asset dispositions.

We will now take your questions.